Exhibit 99.1

JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13D with respect to the Ordinary Shares, par value ILS 0.10 per share, of Allot Ltd., dated as of the date hereof is, and any further amendments thereto signed by each of the undersigned shall be, filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Philotimo Fund, LP

By:	/s/ David L. Kanen
David L. Kanen, Managing Member of Kanen Wealth Management, LLC, its general partner
Date:	06/25/2026

Philotimo Focused Growth & Income Fund

By:	/s/ David L. Kanen
David L. Kanen, Managing Member of Kanen Wealth Management, LLC, its investment adviser
Date:	06/25/2026

Kanen Wealth Management LLC

By:	/s/ David L. Kanen
David L. Kanen, Managing Member
Date:	06/25/2026

Kanen David

By:	/s/ David L. Kanen
David L. Kanen
Date:	06/25/2026